Exhibit 23.2

Consent of Independent Auditor

The Board of Directors
Boise Inc.:

        We consent to the use of our report dated February 23, 2009, with respect to the consolidated balance sheet of Boise Paper Products as of December 31, 2007, and the related consolidated statements of income, capital, and cash flows for the period from January 1, 2008 through February 21, 2008, and for each of the years in the two-year period ended December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boise, Idaho
March 11, 2009